Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Ellington Residential Mortgage REIT had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	common shares of beneficial interest, $0.01 par value per share (“common shares”).
Our common shares are listed on the New York Stock Exchange.
Except where the context suggests otherwise, “EARN,” “we,” “us” and “our” refer to Ellington Residential Mortgage REIT and its subsidiaries, our “Manager” refers to Ellington Residential Mortgage Management LLC, our external manager, and “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. References to “Blackstone” mean The Blackstone Group Inc. The “Blackstone Funds” means the group of funds that are managed by an affiliate of Blackstone and that helped form, and have a substantial investment in, our company.
Although the following summary describes the material terms of our common shares, it is not a complete description of the Maryland REIT Law, or the “MRL,” the Maryland General Corporate Law, or the “MGCL,” provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are incorporated by reference.
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
General
Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest, $0.01 par value per share, or common shares, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. Our declaration of trust authorizes our Board of Trustees to approve amendments to our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that we have authority to issue without shareholder approval.
Under Maryland law, shareholders are not personally liable for the obligations of a Maryland real estate investment trust solely as a result of their status as shareholders.
Common Shares
All of our common shares will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our Board of Trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities, except that, to the extent we incur any tax under the Code as the result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds our shares in record name, we will reduce distributions to such shareholder in an amount equal to such tax paid by us that is attributable to such shareholder’s ownership in accordance with applicable Treasury regulations. We do not currently intend to make investments or engage in activities that generate “excess inclusion income,” but our declaration of trust does not prevent “disqualified organizations” from owning our common shares.
Our common shares are issued by us and do not represent any interest in or obligation of our Manager, Ellington or any of their affiliates. Further, the shares will not be a deposit or other obligation of any bank, will not be an insurance policy of any insurance company and will not be insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. Our common shares will not benefit from any insurance guaranty association coverage or any similar protection.
Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our common shares and except as may otherwise be specified in the terms of any class or series of our shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of our shares, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that, subject to the rights of holders of any other class or series of our shares, the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.
Holders of common shares generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.
Power to Reclassify Our Unissued Shares of Beneficial Interest
Our declaration of trust authorizes our Board of Trustees to classify and reclassify any unissued common or preferred shares into other classes or series of our shares of beneficial interest. Prior to the issuance of shares of each class or series, our Board of Trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our Board of Trustees could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.
Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares
We believe that the power of our Board of Trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our securityholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.
Restrictions on Ownership and Transfer
In order to qualify as a REIT for each taxable year, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.
Because our Board of Trustees believes it is at present essential for us to qualify as a REIT, among other purposes, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own under the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares, which we refer to as the ownership limit.
Our declaration of trust also prohibits any person from (i) beneficially or constructively owning our shares if such ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or would otherwise cause us to fail to qualify as a REIT, and (ii) transferring our shares after the date on which we first have 100 shareholders if such transfer would result in our capital shares being beneficially owned by fewer than 100 persons.
Our Board of Trustees, in its sole discretion, prospectively or retroactively, may exempt a person from the ownership limit or the other restrictions on ownership and transfer of our shares described in the paragraph above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our Board of Trustees any such representations, covenants and undertakings as our Board of Trustees may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT. Our Board of Trustees may also require a ruling from the Internal Revenue Service, or the “IRS,” or an opinion of counsel in order to determine or ensure our status as a REIT. Our Board of Trustees may from time to time increase or decrease the ownership limit, but any decreased ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person’s percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit). Our Board of Trustees may not increase the ownership limit if the increase, taking into account any excepted holder limits, would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding shares.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares of beneficial interest, or who is the intended transferee of shares of our beneficial interest which are transferred to the trust (as described below), must give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days prior written notice and must provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.
Any attempted transfer of our shares that, if effective, would result in a violation of any of the foregoing restrictions on ownership and transfer of our shares, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares, except that any transfer that results in the violation of the restriction relating to our shares being beneficially owned by fewer than 100 persons will be void ab initio. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our declaration of trust) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our declaration of trust provides that the purported transfer in violation of the restrictions will be void ab initio. Our shares held in the trust will be deemed to be issued and outstanding. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares held in the trust.
The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.
In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trust for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee with respect to such shares must be paid to the charitable beneficiary.

All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge).
Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of all classes or series of our shares, including common shares, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our shares of beneficial interest that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each owner of our shares must, upon demand, provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit.
These ownership and transfer limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our shareholders.
These restrictions on ownership and transfer of our shares will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
Stock Exchange Listing
Our common shares are listed on the NYSE under the symbol “EARN.” As of December 31, 2019, no preferred shares were issued and outstanding.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC
Registration Rights
In connection with our September 2012 private placement, we entered into a registration rights agreement with an affiliate of Ellington, which together with its “permitted transferees” (as such term is defined in the registration rights agreement) we sometime refer to as the “Ellington Holders,” and the Blackstone Funds, which together with their permitted transferees we sometime refer to as the “Blackstone Holders.” Under the registration rights agreement, subject to certain limitations and customary cut-back rights, we have agreed to provide the Blackstone Holders and other holders of our “registrable common shares” (as such term is defined in the registration rights agreement) who become a party to the registration rights agreement with certain demand and/or piggy-back registration and shelf takedown rights. Pursuant to the registration rights agreement, subject to certain limitations, the Blackstone Holders may at any time and from time to time demand and we will facilitate (i) up to two registered offerings of registrable common shares held by the Blackstone Holders on a registration statement other than a Form S-3 registration statement, but only if the aggregate market value of the registrable common shares held by the Blackstone Holders and included in any such registration statement equals at least $50 million, and (ii) at such time when our company is eligible to utilize a registration statement on Form S-3, a shelf registration of registrable common shares held by the Blackstone Holders. We also have agreed, upon the written request of the Blackstone Holders, but not more than once in any twelve month period, to file and seek effectiveness of a post-effective amendment to an existing shelf registration statement in order to register additional registrable common shares.
In addition, upon demand of the Blackstone Holders in accordance with the registration rights agreement, we will facilitate an unlimited number of offerings of registrable common shares off of an effective shelf registration statement, or “shelf takedown”; provided, however, that the Blackstone Holders may not demand a shelf takedown for an underwritten offering unless the registrable common shares to be sold by the Blackstone Holders in such a shelf takedown have an aggregate market value of at least $35 million; and provided further, that (i) in no event shall the Blackstone Holders be permitted to request more than two shelf takedowns that are underwritten offerings during any twelve month period and (ii) no more than one shelf takedown during any twelve month period shall be an underwritten offering other than a “block trade” offering. Subject to certain limitations, holders of registrable common shares, other than the Blackstone Holders, that are, or become a party to, the registration rights agreement will be entitled to various piggy-back rights with respect to the registration, offering or sales rights provided to the Blackstone Holders under the registration rights agreement.
Pursuant to the registration rights agreement, we may postpone the filing or initial effectiveness of, or suspend use of, a demanded registration statement or suspend the use or effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if our Board of Trustees determines that such registration or offering could materially interfere with a bona fide business or financing transaction of our company or is reasonably likely to require premature disclosure of information, the premature disclosure of which is reasonably likely to adversely affect us. The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the second business day following the filing of our next succeeding Form 10-K or Form 10-Q, or (y) the date upon which such information is otherwise disclosed. We will not be permitted to exercise a demand suspension more than once during any twelve month period.
Subject to certain exceptions, we are obligated to pay substantially all of the expenses relating to the registration or registered offerings of registrable common shares under the registration rights agreement, other than underwriters’, brokers’ and dealers’ discounts, or selling commissions and stock transfer taxes applicable to shares sold for the account of a holder, which will be borne instead by such holder. We have agreed to indemnify each selling shareholder for certain violations of federal or state securities laws in connection with any of the foregoing registration rights. In turn, each selling shareholder will agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in a registration statement and for failure to comply with applicable law in effecting the sale or other disposition of the securities covered by the registration statement.
The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to, and qualified in its entirety by, all of the provisions of the registration rights agreement incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
DECLARATION OF TRUST AND BYLAWS
Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request.
Number of Trustees; Qualifications; Vacancies
Our declaration of trust and bylaws provide that the number of our trustees may be established by our Board of Trustees but may not be less than three nor more than the maximum number, if any, permitted under Maryland law. Our declaration of trust and bylaws also provide that, except as may be provided by our Board of Trustees in setting the terms of any class or series of shares, any and all vacancies on our Board of Trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.
Each of our trustees will be elected by our shareholders to serve until the next annual meeting of shareholders until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.
Pursuant to the shareholders agreement between us and our initial investors, so long as our Manager remains our manager, we must nominate up to two individuals designated by Ellington for election as trustees, and so long as the Blackstone Funds and their permitted transferees continue to beneficially own, in the aggregate, more than 70% of the common shares that they owned upon completion of our initial public offering and their interest in our Manager, we must nominate one individual designated by the Blackstone Funds for election as a trustee. Under the shareholders agreement and our bylaws, while we are required to nominate their designees for election as trustees, Ellington and the Blackstone Funds have the exclusive right to designate a nominee to fill any vacancy on our Board of Trustees created by the death, removal or resignation of their respective designees. The shareholders agreement also requires that any remaining individuals nominated for election as trustees satisfy all listing requirements of the NYSE or such other national exchange on which our common shares are listed. Our bylaws provide that, in order to be qualified to be nominated for election as a trustee, or to serve as a trustee, any individual, if elected as a trustee (whether at a meeting of stockholders or to fill a vacancy on our Board of Trustees), must not cause us to violate, and must meet all other requirements specified in, the shareholders agreement.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our Board of Trustees to fill vacancies on our Board of Trustees, generally precludes shareholders from removing incumbent trustees except for “cause” and with a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.
Business Combinations
Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the trust’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board of Trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our Board of Trustees, including a majority of our trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the trust or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.
Our declaration of trust and bylaws are silent with respect to Subtitle 8 of Title 3 of the MGCL. However, through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships, (3) require that a vacancy on the board be filled only by a majority of the remaining trustees and (4) that special meetings of shareholders may be called only by (i) the Chairman of the Board of Trustees, (ii) our Chief Executive Officer or (iii) one-third of the total authorized number of trustees.
Meetings of Shareholders
Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our Board of Trustees. In addition, our chairman, chief executive officer and one-third of the total authorized number of trustees of our Board of Trustees may call a special meeting of our shareholders.
Mergers; Extraordinary Transactions
Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers must be deemed advisable by a majority of our entire Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. Our declaration of trust also provides that we may consolidate with another entity into a new entity or sell or transfer all or substantially all of our assets if deemed advisable by a majority of our entire Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws
Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.
Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the removal provision (each of which require the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our Board of Trustees, our declaration of trust may be amended only if advised by our Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Our Board of Trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Our Termination
Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire Board of Trustees and the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board of Trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Trustees or (3) by a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of such individual or on such other business and who has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting.
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Trustees at a special meeting may be made only (1) by or at the direction of our Board of Trustees or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board of Trustees to be elected at the meeting.
Our declaration of trust provides that submission of any action by us to our shareholders for approval must first be approved by our Board of Trustees.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
If the applicable exemption in our bylaws is repealed and the applicable resolution of our Board of Trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of our shares of beneficial interest, together with the advance notice and provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.
Indemnification and Limitation of Trustees’ and Officers’ Liability
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services, or

•	active or deliberate dishonesty that is established by a final judgment and is material to the cause of action.
Our declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.
In addition, our declaration of trust provides that, to the maximum extent permitted by law and subject to certain exceptions, our initial shareholders and our trustees, and their affiliates (which includes the Blackstone Funds, Ellington, our trustees who are nominated by affiliates of the Blackstone Funds or Ellington and our officers who are also employees of Ellington), have no duty to refrain from competing with us, owning any investments or engaging in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buying, selling or trading any securities or commodities for their own accounts (including taking positions contrary to ours), and no such person will be liable to us or any shareholder for a conflict of interest or a breach of any duty by reason of the fact that the person participates in any such activity. Our declaration of trust also provides that, to the maximum extent permitted by law, none of our initial shareholders or trustees, or their affiliates, are required to present any business opportunity to us, and we waive any interest or expectancy in any such opportunity, unless the opportunity is expressly offered to such person in his or her capacity as a trustee or officer of us.
Our declaration of trust also authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent, in either case, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which the individual may become subject or incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under Maryland law, a Maryland corporation may not indemnify a director or officer with respect to a proceeding brought by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

Approval of Certain Matters by the Board of Trustees
The action of a majority of the members of our Board of Trustees present at a meeting at which a quorum is initially present is generally sufficient to approve any matter.
REIT Qualification
Our declaration of trust provides that our Board of Trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.